Investors/Corporate: John Emery, CFO inVentiv Health, Inc. (732) 537-4804 investor@inventivhealth.com	Media: Felicia Vonella InVentiv Health, Inc. (212) 308-7155 fvonella@inventivhealth.com

inVentiv Health (Formerly Ventiv Health) Reports Record Financial Results for Fourth Quarter and Full Year 2005

Increases Revenue and Earnings Guidance for 2006

•	2005 Revenues Up 49% for Fourth-Quarter; Up 58% for Full-Year
•	2005 EPS Up 48% for Fourth-Quarter; Up 49% for Full-Year (from Continuing Operations, Excluding Tax Benefits)
•	Increasing 2006 Revenue and EPS Guidance
•	Strategic, Accretive Acquisitions Further Broaden Capabilities and Strengthen Market Position
•	Ventiv Name Change to inVentiv to Underscore Fundamental Business Transformation

SOMERSET, NEW JERSEY, March 14, 2006 -- inVentiv Health (Ventiv Health, Inc., NASDAQ: VTIV, “inVentiv” or the “Company”), a leading provider of commercialization services to the global pharmaceutical and life sciences industries, today announced financial results for the fourth quarter and full year of 2005 and updated its 2006 guidance.

Fourth Quarter 2005 results from continuing operations:

•	Total revenues increased 49% to $175.3 million for the fourth quarter of 2005, compared to $117.4 million for the fourth quarter of 2004.

•	Earnings before income taxes(1) increased 61% to $15.9 million for the fourth quarter of 2005, compared to $9.9 million for the fourth quarter of 2004.

•
Income from continuing operations was $9.8 million for the fourth quarter of 2005, compared to $6.1 million for the fourth quarter of 2004, excluding tax benefits of $9.1 million in the fourth quarter of 2004 (as detailed in Table II).

•
Diluted net earnings per share after income taxes were $0.34 for the fourth quarter of 2005, compared to $0.23 for the fourth quarter of 2004, excluding tax benefits of $0.34 in the fourth quarter of 2004 (as detailed in Table II).

Full Year 2005 results from continuing operations:

•	Total revenues increased 58% to $556.3 million for 2005, compared to $352.2 million for 2004.

•	Earnings before income taxes(1) increased 69% to $57.4 million for 2005, compared to $33.9 million for 2004.

•	Income from continuing operations was $34.8 million for 2005, compared to $21.0 million for 2004, excluding tax benefits of $8.3 million in 2005 and $9.1 million in 2004 (as detailed in Table II).

•	Diluted net earnings per share after income taxes were $1.24 for 2005, compared to $0.83 for 2004, excluding tax benefits of $0.29 in 2005 and $0.35 in 2004 (as detailed in Table II).

(1) Excludes $0.1 million of minority interest and equity earnings in investments.

Eran Broshy, Chief Executive Officer of inVentiv Health, commented, “I am extremely pleased with inVentiv’s record fourth quarter and full year results, which have substantially exceeded our expectations. These results were driven by strong performance in each of our divisions, underscoring our strong market positioning and effective execution across all of our businesses.

“As announced today in a separate press release, we have made the decision to change our corporate name to inVentiv Health. This change reflects our new capabilities and broad range of bundled and integrated solutions to accelerate our clients’ vision from clinical development through market success.”

2005 Highlights / Key Accomplishments

•
Strong annual growth at inVentiv Commercial: Annual revenue and profitability increased 19% and 34%, respectively, at inVentiv Commercial. This growth was driven primarily by strong revenue and earnings increases in sales teams and patient assistance business.

•
Strong sequential quarterly growth at inVentiv Clinical: Quarterly revenue and profitability increased 25% and 37% from the first to the fourth quarter of 2005, driven by strong management focus on margin management in staff augmentation and increasing traction in functional outsourcing.

•
Established inVentiv Communications with acquisition of inChord: The accretive acquisition of inChord Communications, previously the world’s largest independently-held global healthcare marketing and communications company, has added a comprehensive pharmaceutical advertising, branding and marketing business to inVentiv’s top tier sales team, planning and analytics, compliance management and clinical staffing and data management businesses.

•
Broadened inVentiv Communications with acquisition of Adheris: More recently, inVentiv announced the acquisition of Adheris, Inc., a Massachusetts-based industry leader in the area of patient compliance and persistency programs. The acquisition adds a unique patient education component to inVentiv Communications, with a proven history of improving medication adherence across nearly every chronic therapeutic category.

•
Business strengthened with bolt-on acquisitions of PRS, JSAI and Synergos: The acquisition in August 2005 of PRS, a leading provider of regulatory compliance management and marketing support services, further strengthened inVentiv Commercial’s regulatory compliance offerings. The acquisition announced yesterday of JSAI, Canada’s leading healthcare marketing and communications company, further strengthens inVentiv Communications’ presence in the important Canadian healthcare marketplace. In addition, the acquisition announced yesterday of Synergos, a focused clinical services provider with expertise in c services, enhances inVentiv Clinical’s offerings in project management and monitoring as well as investigator and patient recruitment services.

•
Reduced business and client concentration: The contribution of sales teams to inVentiv’s total operating profit has decreased from approximately 80% in the first half of 2004 to less than 30% expected for 2006. Furthermore, inVentiv’s five largest client contracts have decreased from two-thirds of total company revenues in the first half of 2004 to less than one quarter expected for 2006.

•	Cash generation: Ventiv generated $55 million of cash flow from operations during the year and ended the year with $77 million of cash on hand.

2006 Guidance

inVentiv is increasing its 2006 revenue guidance from $685-$705 million to $705-$725 million and its 2006 earnings per share guidance from $1.39-$1.44 to $1.43-$1.48. Both the previous and updated earnings per share guidance exclude potential tax benefits and expense related to equity-based compensation.

Conference Call Information:

Tuesday, March 14, 2006, 9:00 a.m. Eastern Time
Call in number: 877-336-9182 (Domestic) or 706-634-1065 (International)
Live and archived webcast: www.ventiv.com

A replay of the call will be available immediately following the call through March 21, 2006 at 800-642-1687. The conference ID number for the replay is 5181917.

About inVentiv Health

inVentiv Health (Ventiv Health, Inc., NASDAQ: VTIV) is the leading provider of commercialization and complementary services to the global pharmaceutical, life sciences and biotechnology industries. inVentiv delivers its customized clinical, sales, marketing and communications solutions through its three core business segments: inVentiv Clinical, inVentiv Communications, and inVentiv Commercial. inVentiv Health works with over 150 pharmaceutical and life sciences clients, including 18 of the top 20 global pharmaceutical companies.  For more information, visit www.inventivhealth.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.
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Table I

Ventiv Health, Inc.
Consolidated Statements of Operations
(in 000’s, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues	$175,307	$117,449	$556,312	$352,184
Operating expenses:
Cost of services	125,788	91,104	417,025	279,733
Selling, general and administrative expenses	31,232	16,365	79,313	38,539
Other operating income	--	--	--	(264)
Total operating expenses	157,020	107,469	496,338	318,008

Operating income	18,287	9,980	59,974	34,176

Interest expense	(2,913)	(314)	(3,955)	(922)
Interest income	568	250	1,409	678
Income from continuing operations before income tax provision, minority interest in income of subsidiary and income from equity investments	15,942	9,916	57,428	33,932
Income tax (provision) benefit	(6,000)	5,324	(14,229)	(3,802)
Income from continuing operations before minority interest in income of subsidiary and income from equity investments	9,942	15,240	43,199	30,130
Minority interest	(224)	--	(224)	--
Equity earnings in investments	107	--	107	--
Income from continuing operations	9,825	15,240	43,082	30,130

(Losses) gains on disposals of discontinued operations	(859)	(1,130)	781	1,002

Net income	8,966	14,110	$43,863	$31,132

Earnings (losses) per share:
Continuing operations:
Basic	$0.35	$0.60	$1.60	$1.26
Diluted	$0.34	$0.57	$1.53	$1.18
Discontinued operations:
Basic	(0.03)	(0.04)	$0.03	$0.04
Diluted	(0.03)	(0.05)	$0.03	$0.04
Net income:
Basic	$0.32	$0.56	$1.63	$1.30
Diluted	$0.31	$0.52	$1.56	$1.22
Weighted average common shares outstanding:
Basic	27,680	25,233	26,875	23,951
Diluted	28,941	26,929	28,165	25,437

Table II

Ventiv Health, Inc.
Reconciliation of Non-GAAP Financial Information
(in 000’s, except per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2005	2004		2005		2004

Income from continuing operations, as reported	$9,825	$15,240		$43,082		$30,130
Deduct: Tax benefits included in reported income	--	(9,100)	(1)	(8,282)	(2)	(9,100)
Income from continuing operations without tax benefits	$9,825	$6,140		$34,800		$21,030

Diluted shares	28,941	26,929		28,165		25,437

EPS:
Income from continuing operations, as reported	$0.34	$0.57		$1.53		$1.18
Subtract: Tax benefits	--	(0.34)		(0.29)		(0.35)
Income from continuing operations without tax benefits	$0.34	$0.23		$1.24		$0.83

(1)	Difference of $9.1 million is due to a tax benefit recorded during the fourth quarter of 2004 relating to the utilization of net operating losses of divested entities and one-time tax adjustments.
(2)	Difference of $8.3 million is primarily related to the divestiture and shutdown of certain former subsidiaries and prior period tax contingencies.

Table III

Ventiv Health, Inc.
Selected Financial Data
($’s in 000’s)

	December 31,	December 31,
	2005	2004

Cash (1)..……………………………………………	$76,980	$53,297
Account Receivable, Net……………………………	$112,782	$56,534
Unbilled Services…………………………………...	$41,206	$36,130
Client Advances & Unearned Revenue……………..	$29,393	$9,184
Working Capital (2)………………………………...	$113,557	$67,565
Long-term debt (3)………………………………...	$174,563	--
Capital Lease Obligations (3)……………………..	$28,554	$36,902
Depreciation (4)…………………………………….	$15,491	$15,602
Amortization (4)…………………………………….	$1,934	$306
Days Sales Outstanding (5)…………………………	79	71

1)	Cash includes restricted cash of $3.9 million at December 31, 2005 and $2.5 million at December 31, 2004.

2)	Working Capital is defined as total current assets less total current liabilities.

3)	Liabilities are both current and noncurrent.

4)	Depreciation and amortization are reported on a year-to-date basis.

5)
Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the Balance Sheet date, against Revenues for the trailing 3-month period then ended.